Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-103210-01) of Chase Credit Card Master Trust of our report dated March 28, 2007 relating to Chase Bank USA, National Association Management’s Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria, which appears in this Form 10-K.

New York, New York

March 28, 2007